Exhibit 5

September 19, 2016

Ladies and Gentlemen:

I am Global General Counsel of Advanced Accelerator Applications S.A. (the "Company"), and I offer this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about September 19, 2016, in connection with the registration under the Securities Act of 1933, as amended, of 13,401,861 Ordinary Shares of the Company, par value €0.10 (the "Shares"), of which (i) 149,8000 are issuable pursuant to the terms of the Advanced Accelerator Applications S.A. 2016 Warrant Plan, (ii) 12,204,561 are issuable pursuant to the terms of the Advanced Accelerator Applications S.A. 2015 Stock Option Plan, (iii) 500,000 are issuable pursuant to the terms of the Advanced Accelerator Applications S.A. 2013 Free Share Plan and (iv) 547,500 are issuable pursuant to the terms of the Advanced Accelerator Applications S.A. 2010 Free Share Plan.

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Very truly yours, /s/ Edward Sturchio
Edward Sturchio
Global General Counsel

Advanced Accelerator Applications USA, Inc.

The Empire State Building – 350 Fifth Avenue, Suite 6902 – New York, New York 10118 – USA

www.adacap.com  - Tel. +1 (212) 235-2380 – Fax +1 (212) 235-2381